Exhibit 99

Investor Contact:	Michael J. Zimmerman, Investor Relations, (414) 347-6596, mike_zimmerman@mgic.com

Media Contact:	Geoffrey F. Cooper, Corporate Relations, (414) 347-2681, geoffrey_cooper@mgic.com

MGIC Investment Corporation
Second Quarter Net Income of $143.8 Million

MILWAUKEE (July 14, 2003) – MGIC Investment Corporation (NYSE:MTG) today reported net income for the quarter ended June 30, 2003 of $143.8 million, compared with the $170.9 million for the same quarter a year ago. Diluted earnings per share were $1.46 for the quarter ending June 30, 2003, compared to $1.61 for the same quarter a year ago.

Net income for the first six months was $284.9 million, compared with $340.1 million for the same period last year, a decrease of 16 percent. For the first six months of 2003, diluted earnings per share was $2.87 compared with $3.19 last year, a 10 percent decrease.

Curt S. Culver, president and chief executive officer of MGIC Investment Corporation and Mortgage Guaranty Insurance Corporation (MGIC), said that the positive impact of the record first half new insurance written volume of $49.5 billion was offset by the record low mortgage interest rates and the lack of an economic recovery.

Total revenues for the second quarter were $459.6 million, up 20 percent from $383.8 million in the second quarter of 2002. The growth in revenues resulted from a 17 percent increase in net premiums earned to $337.1 million and an increase in other revenues and realized gains. Net premiums written for the quarter were $320.5 million, compared with $286.6 million in the second quarter last year, an increase of 12 percent.

New insurance written in the second quarter was $25.4 billion, compared to $21.8 billion in the second quarter of 2002. New insurance written for the quarter included $6.6 billion of bulk business compared with $5.7 billion in the same period last year. New insurance written in the first half of 2003 was $49.5 billion compared to $45.4 billion for the same period last year which includes $13.3 billion of bulk business compared to $12.3 billion in the same period last year.

Persistency, or the percentage of insurance remaining in force from one year prior, was 49.8 percent at June 30, 2003, compared with 56.8 percent at December 31, 2002, and 59.5 percent at June 30, 2002. As of June 30, 2003, MGIC’s primary insurance in force was $193.6 billion, compared with $197.0 billion at

December 31, 2002, and $194.5 billion at June 30, 2002. The book value of MGIC Investment Corporation’s investment portfolio was $5.0 billion at June 30, 2003, compared with $4.7 billion at December 31, 2002, and $4.5 billion at June 30, 2002.

At June 30, 2003, the percentage of loans that were delinquent, excluding bulk loans, was 3.38 percent, compared with 3.19 percent at December 31, 2002, and 2.55 percent at June 30, 2002. Including bulk loans, the percentage of loans that were delinquent at June 30, 2003 was 4.95 percent, compared to 4.45 percent at December 31, 2002, and 3.60 percent at June 30, 2002.

Losses incurred in the second quarter were $173.1 million, up from $64.4 million reported for the same period last year due to increases in the delinquency inventory and paid losses. Underwriting expenses were $80.1 million in the second quarter up from $64.8 million reported for the same period last year due to increases in underwriting volumes.

About MGIC

MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, is the nation’s leading provider of private mortgage insurance coverage with $193.6 billion primary insurance in force covering 1.6 million mortgages as of June 30, 2003. MGIC serves 5,000 lenders with locations across the country and in Puerto Rico, helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality.

Webcast Details

As previously announced, MGIC Investment Corporation will hold a webcast today at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. The call is being webcast and can be accessed at the company’s website at www.mgic.com. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. The webcast will be available for replay through August 14, 2003.

Safe Harbor Statement

Forward-Looking Statements and Risk Factors:

The statements contained in this release that are not historical facts are forward-looking statements. Actual results may differ materially from those contemplated in the forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include the risks noted below.

As the domestic economy deteriorates, more homeowners may default and the Company’s losses may increase.

Losses result from events that reduce a borrower’s ability to continue to make mortgage payments, such as unemployment, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. Favorable economic conditions generally reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values.

In addition, the Company believes the performance of the servicing function on a mortgage loan, particularly a subprime loan, can affect the likelihood that the loan will default as well as the loss resulting from a default. The Company believes Fairbanks Capital Corp. (“Fairbanks”) is the servicer of approximately 2% of the loans insured by the Company and approximately 8% of the loans insured by the Company written through the bulk channel (of which approximately 17% are subprime). The servicer ratings assigned to Fairbanks by Moody’s and S&P were downgraded during the second quarter from “strong” to “below average” due in part to concerns expressed by those rating agencies about Fairbanks’ regulatory compliance and operational controls.

Competition or changes in the Company’s relationships with its customers could reduce the Company’s revenues or increase its losses.

Competition for private mortgage insurance premiums occurs not only among private mortgage insurers but increasingly with mortgage lenders through captive mortgage reinsurance transactions. In these transactions, a lender’s affiliate reinsures a portion of the insurance written by a private mortgage insurer on mortgages originated by the lender. In 1996, the Company shared risk under risk sharing arrangements with respect to virtually none of its new insurance written. During the quarter ended March 31, 2003, about 52% of the Company’s new insurance written on a flow basis was subject to risk sharing arrangements.

A substantial portion of the Company’s captive mortgage reinsurance arrangements is structured on an excess of loss basis. Effective April 1, 2003 the Company is not participating in excess of loss risk sharing arrangements with net premium cessions in excess of 25% on terms which are generally present in the market. The captive mortgage reinsurance programs of larger lenders generally are not consistent with the Company’s position. The Company’s position with respect to such risk sharing arrangements is resulting in a reduction of business from such lenders and is expected to result in a decline in the Company’s flow market share, which for the first quarter of 2003 was 23% as reported by Inside Mortgage Finance.

The level of competition within the private mortgage insurance industry has also increased as many large mortgage lenders have reduced the number of private mortgage insurers with whom they do business. At the same time, consolidation among mortgage lenders has increased the share of the mortgage lending market held by large lenders. The Company’s top ten customers generated 27.0% of the new primary insurance that it wrote on a flow basis in 1997 compared to 39.5% in 2002, although this concentration is expected to decline in 2003 due to the Company’s position on excess loss risk sharing arrangements referred to above.

Our private mortgage insurance competitors include:

•	PMI Mortgage Insurance Company

•	GE Capital Mortgage Insurance Corporation

•	United Guaranty Residential Insurance Company

•	Radian Guaranty Inc.

•	Republic Mortgage Insurance Company

•	Triad Guaranty Insurance Corporation

•	CMG Mortgage Insurance Company

If interest rates decline, house prices appreciate or mortgage insurance cancellation requirements change, the length of time that our policies remain in force could decline and result in declines in our revenue.

In each year, most of the Company’s premiums are from insurance that has been written in prior years. As a result, the length of time insurance remains in force (which is also generally referred to as persistency) is an important determinant of revenues. The factors affecting the length of time the Company’s insurance remains in force include:

•	the level of current mortgage interest rates compared to the mortgage coupon rates on the insurance in force, which affects the vulnerability of the insurance in force to refinancings, and

•	mortgage insurance cancellation policies of mortgage investors along with the rate of home price appreciation experienced by the homes underlying the mortgages in the insurance in force.

In recent years, the length of time that our policies remain in force has declined. Due to this decline, our premium revenues were lower than they would have been if the length had not declined.

If the volume of low down payment home mortgage originations declines, the amount of insurance that the Company writes could decline which would reduce our revenues.

The factors that affect the volume of low down payment mortgage originations include:

•	the level of home mortgage interest rates,

•	the health of the domestic economy as well as conditions in regional and local economies,

•	housing affordability,

•	population trends, including the rate of household formation,

•	the rate of home price appreciation, which in times of heavy refinancing can affect whether refinance loans have loan-to-value ratios that require private mortgage insurance, and

•	government housing policy encouraging loans to first-time homebuyers.

While we have not experienced lower volume in recent years other than as a result of declining refinancing activity, one of the risks we face is that higher interest rates will substantially reduce purchase activity by first time homebuyers and that the decline in cancellations of insurance that in the past have accompanied higher interest rates will not be sufficient to offset the decline in premiums from loans that are not made.

The amount of insurance the Company writes could be adversely affected if lenders and investors select alternatives to private mortgage insurance.

These alternatives to private mortgage insurance include:

•	lenders structuring mortgage originations to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10% loan-to-value ratio (referred to as an 80-10-10 loan) rather than a first mortgage with a 90% loan-to-value ratio,

•	investors holding mortgages in portfolio and self-insuring,

•	investors using credit enhancements other than private mortgage insurance or using other credit enhancements in conjunction with reduced levels of private mortgage insurance coverage, and

•	lenders using government mortgage insurance programs, including those of the Federal Housing Administration and the Veterans Administration.

While no data is publicly available, the Company believes that due to the current low interest rate environment and favorable economic conditions, 80-10-10 loans are a significant percentage of mortgage originations.

Changes in the business practices of Fannie Mae and Freddie Mac could reduce the Company’s revenues or increase its losses.

The business practices of Fannie Mae and Freddie Mac affect the entire relationship between them and mortgage insurers and include:

•	the level of private mortgage insurance coverage, subject to the limitations of Fannie Mae and Freddie Mac’s charters, when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

•	whether Fannie Mae or Freddie Mac influence the mortgage lender’s selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

•	whether Fannie Mae or Freddie Mac will give mortgage lenders an incentive, such as a reduced guaranty fee, to select a mortgage insurer that has a ‘AAA’ claims-paying ability rating to benefit from the lower capital requirements for Fannie Mae and Freddie Mac when a mortgage is insured by a company with that rating,

•	the underwriting standards that determine what loans are eligible for purchase by Fannie Mae or Freddie Mac, which thereby affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law, and

•	the circumstances in which mortgage servicers must perform activities intended to avoid or mitigate loss on insured mortgages that are delinquent.

The mortgage insurance industry is subject to litigation risk.

In recent years, consumers have brought a growing number of lawsuits against home mortgage lenders and settlement service providers. As of the end of the second quarter of 2003, seven mortgage insurers, including the Company’s MGIC subsidiary, were involved in litigation alleging violations of the Real Estate Settlement Procedures Act. MGIC and two other mortgage insurers entered into an agreement to settle the cases against them in December 2000, and two other mortgage insurers subsequently entered into comparable settlement agreements. In June 2001, the Court entered a final order approving the settlement to which MGIC and the other two insurers are parties, although due to appeals challenging certain aspects of this settlement, the final implementation of the settlement will not occur until the appeals are resolved. The Company took a $23.2 million pretax charge in 2000 to cover MGIC’s share of the estimated costs of the settlement. While MGIC’s settlement includes an injunction that prohibits certain practices and specifies the basis on which other practices may be done in compliance with the Real Estate Settlement Procedures Act, MGIC may still be subject to future litigation under the Real Estate Settlement Procedures Act.

Furthermore, on March 27, 2003 an action against MGIC was filed in Federal District Court in Orlando, Florida seeking certification of a nationwide class of consumers who were required to pay for private mortgage insurance written by MGIC and whose loans were insured at less than MGIC’s “best available rate” based on credit scores obtained by MGIC. (A portion of MGIC’s A minus premium rates are based in part on the credit score of the borrower.) The action alleges that the Federal Fair Credit Reporting Act (“FCRA”) requires a notice to borrowers of such “adverse action” and that MGIC has violated FCRA by failing to give such notice. The action seeks statutory damages (which in the case of willful violations, in addition to punitive damages, may be awarded in an amount of $100 to $1,000 per class member) and/or actual damages of the persons in the class, and attorneys fees, as well as declaratory and injunctive relief. The action also alleges that the failure to give notice to borrowers in Florida in the circumstances alleged is a violation of Florida’s Unfair and Deceptive Acts and Practices Act and seeks declaratory and injunctive relief for such violation. There can be no assurance that the outcome of the litigation will not materially affect the Company’s financial position or results of operations.

Net premiums written could be adversely affected if a proposed regulation by the Department of Housing and Urban Development under the Real Estate Settlement Procedures Act is adopted.

The regulations of the Department of Housing and Urban Development under the Real Estate Settlement Procedures Act prohibit paying lenders for the referral of settlement services, including mortgage insurance, and prohibit lenders from receiving such payments. In July 2002, the Department of Housing and Urban Development proposed a regulation that would exclude from these anti-referral fee provisions settlement services included in a package of settlement services offered to a borrower at a guaranteed price. If mortgage insurance is required on a loan, the package must include any mortgage insurance premium paid at settlement. Although certain state insurance regulations prohibit an insurer’s payment of referral fees, adoption of this regulation by the Department of Housing and Urban Development could adversely affect the Company’s revenues to the extent that lenders offered such packages and received value from the Company in excess of what they could have received were the anti-referral fee provisions of the Real Estate Settlement Procedures Act to apply and if such state regulations were not applied to prohibit such payments.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,

	2003	2002	2003	2002

	(in thousands of dollars, except per share data)
Net premiums written	$320,522	$286,615	$662,088	$569,712

Net premiums earned	$337,135	$288,169	$669,291	$572,618
Investment income	50,314	51,654	101,397	103,604
Realized gains	21,044	4,975	26,635	13,093
Other revenue	51,142	39,037	85,175	70,088

Total revenues	459,635	383,835	882,498	759,403
Losses and expenses:
Losses incurred	173,120	64,416	315,331	124,130
Underwriting, other expenses	80,147	64,833	155,084	130,758
Interest expense	10,290	9,828	20,701	16,452
Ceding commission	(926)	(1,784)	(1,580)	(3,241)

Total losses and expenses	262,631	137,293	489,536	268,099

Income before tax	197,004	246,542	392,962	491,304
Provision for income tax	53,227	75,606	108,075	151,181

Net income	$143,777	$170,936	$284,887	$340,123

Weighted average common shares outstanding (Shares in thousands)	98,781	105,921	99,202	106,470

Diluted earnings per share	$1.46	$1.61	$2.87	$3.19

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET AS OF

	June 30,	December 31,	June 30,
	2003	2002	2002

	(in thousands of dollars, except per share data)
ASSETS
Investments(1)	$4,962,236	$4,726,472	$4,464,821
Cash	7,147	11,041	17,109
Reinsurance recoverable on loss reserves(2)	19,406	21,045	22,948
Reinsurance recoverable on unearned premiums	7,472	8,180	7,656
Home office and equipment, net	37,290	35,962	35,470
Deferred insurance policy acquisition costs	32,832	31,871	31,511
Other assets	516,815	465,732	384,799

	$5,583,198	$5,300,303	$4,964,314

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Loss reserves (2)	861,107	733,181	626,728
Unearned premiums	162,255	170,167	170,879
Short- and long-term debt	603,215	677,246	613,851
Other liabilities	324,783	324,517	308,360

Total liabilities	1,951,360	1,905,111	1,719,818
Shareholders’ equity	3,631,838	3,395,192	3,244,496

	$5,583,198	$5,300,303	$4,964,314

Book value per share	$36.88	$33.87	$31.22

(1) Investments include unrealized gains on securities marked to market pursuant to FAS 115	302,541	260,288	157,311
(2) Loss reserves, net of reinsurance recoverable on loss reserves	841,701	712,136	603,780

CERTAIN NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30,		Six Months Ended June 30,

	2003	2002	2003	2002

	(in thousands of dollars, except per share data)
Diluted earnings per share contribution from realized gains:
Realized gains	$21,044	$4,975	$26,635	$13,093
Income taxes at 35%	7,365	1,741	9,322	4,583

After tax realized gains	13,679	3,234	17,313	8,510
Weighted average shares	98,781	105,921	99,202	106,470

Diluted EPS contribution from realized gains	$0.14	$0.03	$0.17	$0.08

Diluted earnings per share contribution from the company’s C-BASS joint venture:
C-BASS contribution to other revenue	$21,303	$21,300	$31,075	$37,000
Income taxes at 35%	7,456	7,455	10,876	12,950

After tax C-BASS contribution	13,847	13,845	20,199	24,050
Weighted average shares	98,781	105,921	99,202	106,470

Diluted EPS contribution from realized gains	$0.14	$0.13	$0.20	$0.23

Management believes the diluted earnings per share contribution from realized gains provides useful information to investors because it shows the after-tax effect that sales of securities from the Company’s investment portfolio, which are discretionary transactions, had on earnings. Management believes the diluted earnings per share contribution from C-BASS provides useful information to investors because it shows the after-tax contribution from this joint venture, which is not controlled by the Company, to earnings.

OTHER INFORMATION

New primary insurance written (“NIW”) ($ millions)	$25,405	$21,809	$49,525	$45,383

New risk written ($ millions):
Primary	$6,676	$5,472	$12,964	$11,409

Pool (1)	$247	$83	$595	$190

Product mix as a % of primary NIW
95% LTVs	31%	37%	31%	36%
ARMs	6%	7%	7%	6%
95% LTV/30% coverage	20%	26%	20%	25%
90% LTV/25% coverage	29%	29%	29%	30%
Refinances	50%	35%	51%	42%
Net paid claims ($ millions)
Flow	$40	$26	$84	$53
Bulk (2)	36	13	65	22
Second mortgage	8	7	14	14
Other	13	11	23	18

	$97	$57	$186	$107

(1)	Represents contractual aggregate loss limits and, for the three months and six months ended June 30, 2003, for $645 million and $1,379 million, respectively, of risk without such limits, risk is calculated at $81 million and $189 million, respectively, the estimated amount that would credit enhance these loans to a ‘AA’ level.

(2)	Bulk loans are those that are part of a negotiated transaction between the lender and the mortgage insurer.

OTHER INFORMATION

	As of

	June 30,	December 31,	June 30,
	2003	2002	2002

Direct Primary Insurance In Force ($ millions):	193,579	196,988	194,501
Direct Primary Risk In Force ($ millions)(1)	49,170	49,231	48,153
Direct Pool Risk In Force ($ millions)(2)	3,098	2,568	2,112
Mortgage Guaranty Insurance Corporation — Risk-to-capital ratio(3)	8.4:1	8.7:1	9.0:1
Primary Insurance:
Insured Loans	1,609,284	1,655,887	1,647,866
Persistency	49.8%	56.8%	59.5%
Total loans delinquent	79,671	73,648	59,314
Percentage of loans delinquent (delinquency rate)	4.95%	4.45%	3.60%
Loans delinquent excluding bulk loans	42,934	43,196	35,251
Percentage of loans delinquent excluding bulk loans (delinquency rate)	3.38%	3.19%	2.55%
Bulk loans delinquent	36,737	30,452	24,063
Percentage of bulk loans delinquent (delinquency rate)	10.78%	10.09%	8.97%
A-minus and subprime credit loans delinquent(4)	30,525	25,504	19,500
Percentage of A-minus and subprime credit loans delinquent (delinquency rate)	13.04%	12.68%	11.11%

(1)	Direct primary risk in force, net of aggregate loss limits, was $48,450, $47,623 and $46,067 at June 30, 2003, December 31, 2002, and June 30, 2002, respectively.

(2)	Represents contractual aggregate loss limits and, at June 30, 2003 and December 31, 2002, respectively, for $3.8 billion and $3.0 billion of risk without such limits, risk is calculated at $486 million and $274 million, the estimated amounts that would credit enhance these loans to a ‘AA’ level.

(3)	Risk-to-capital is determined using $42.4 billion, $42.4 billion and $41.0 billion of risk at June 30, 2003, December 31, 2002 and June 30, 2002, respectively, which includes calculated risk of $486 million, $274 million and $0 on $3.8 billion, $3.0 billion and $0 of contractual pool risk, and $5.0 billion, $4.9 billion and $4.5 billion of capital.

(4)	A-minus and subprime credit is included in flow, bulk and total.

ADDITIONAL INFORMATION

	Q1 2002	Q2 2002	Q3 2002	Q4 2002	Q1 2003	Q2 2003

Insurance in force
Flow ($ bil)	$156.8	$159.4	$160.8	$158.5	$154.9	$150.3
Bulk ($ bil)	$33.8	$35.1	$35.8	$38.5	$40.8	$43.3
Risk in force
% Prime (FICO 620 & >)	89.2%	85.8%	85.5%	84.9%	83.8%	82.9%
% A minus (FICO 575 - 619)(1)	n/a	n/a	9.9%	10.4%	11.2%	12.0%
% Subprime (FICO < 575)(1)	n/a	n/a	4.6%	4.7%	5.0%	5.1%
New insurance written
Flow ($ bil)	$17.0	$16.1	$17.4	$19.5	$17.4	$18.8
Bulk ($ bil)	$6.6	$5.7	$4.5	$5.8	$6.7	$6.6
Average loan size of insurance in force (000’s)
Flow	$114.4	$115.5	$116.5	$117.0	$117.6	$118.4
Bulk	$134.8	$130.9	$128.3	$127.5	$127.3	$127.2
Coverage rates
Flow	23.8%	23.8%	23.9%	24.2%	24.1%	24.4%
Bulk	21.6%	23.2%	23.8%	24.7%	25.9%	27.1%
Paid losses (000’s)
Average severity flow	$20.3	$19.5	$20.3	$22.1	$23.6	$23.5
Average severity bulk	$18.6	$19.7	$19.1	$19.2	$21.8	$21.9
Average severity total	$19.9	$19.6	$19.7	$20.9	$22.9	$22.7
Risk sharing Arrangments — Flow Only
% insurance in force subject to risk sharing(2)	33.6%	36.1%	38.9%	41.5%	42.8%
% Quarterly NIW (flow only) subject to risk sharing(2)	51.2%	52.3%	54.8%	54.1%	51.9%
Premium ceded (millions)	$21.5	$23.5	$27.7	$27.3	$30.0	$29.5
Bulk % of Insurance in force by credit grade (based on loan count)
Prime (FICO 620 & >)	56.8%	54.5%	54.0%	54.3%	53.1%	53.1%
A minus (FICO 575 - 619)(3)	n/a	n/a	27.2%	27.7%	28.7%	29.5%
Subprime (FICO 525 - 574)(3)	n/a	n/a	18.8%	18.0%	18.2%	17.4%
Other:
Shares repurchased
# of shares (000)	451.2	2,260.5	3,111.2	551.4	1,868.1	331.4
Average price	$66.71	$69.59	$51.29	$47.72	$39.76	$45.04
C-BASS Investment	$130.9	$144.7	$152.1	$168.7	$178.5	$197.3
Sherman Investment(4)	$38.5	$42.8	$48.2	$54.4	$42.3	$49.3
GAAP loss ratio	21.0%	22.3%	33.8%	45.2%	42.8%	51.3%
GAAP expense ratio	15.4%	14.5%	14.1%	15.0%	14.3%	15.0%

Footnotes:

(1)	Data not tracked prior to Q3 2002

(2)	Latest Quarter data not available due to lag in reporting

(3)	Data not tracked prior to Q2 2002

(4)	Ownership reduced from 45.5% to 41.5% in Q1 2003